CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GLOBE LIFE INC.

GLOBE LIFE INC. (the "**Corporation**"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment ("**Certificate of Amendment**") amends the Corporation's Restated Certificate of Incorporation filed with the Secretary of State on August 8, 2019 (the "**Restated Certificate of Incorporation**").

2. Article Ninth, Section 1 of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

NINTH:

Section 1. Elimination of Certain Liabilities of Directors and Officers.

Neither a director nor officer (as defined in Rule 102(b)(7) of the Delaware General Corporation Law) of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director under Section 174 of the Delaware General Corporation Law, ~~or~~ (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer, in any action by or in the right of the Company. If the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested to by duly authorized officers of the Corporation on April 27, 2023.

Name: J. Matthew Darden
Title: Co-Chief Executive Officer

ATTEST:

Name: Christopher T. Moore
Title: Corporate Senior Vice President, Associate Counsel and Corporate Secretary